Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	ORGANIZED UNDER LAWS OF
Abiomed R&D, Inc.	Delaware
ABD Holding Company, Inc.	Massachusetts
Abiomed Europe, GmbH	Germany
Abiomed SARL	France
Abiomed Limited	United Kingdom
Abiomed Athlone Ltd	Ireland
Abiomed Japan KK	Japan